FOR IMMEDIATE RELEASE

ENCORE MEDICAL ANNOUNCES RECORD FINANCIAL RESULTS FOR 2004

SURGICAL IMPLANT DIVISION REVENUE INCREASED 24.7% OVER FOURTH QUARTER OF 2003, WITH RECENT
ACQUISITION EXPECTED TO IMPROVE MARKET PENETRATION

Austin, TX – February 28, 2005 – Encore Medical Corporation (NASDAQ: ENMC) today announced its financial results for its fourth quarter and year ended December 31, 2004.

•	Record revenue of $163.5 million, up 51.3% over the prior year. Fourth quarter revenue of $72.6 million increased significantly over last year’s fourth quarter revenue of $27.9 million. Revenue in 2004 included results from the acquisition of Empi. Inc., (“Empi”) which was completed on October 4, 2004.

•	Encore’s Surgical Implant Division achieved revenue growth of 22.7% over the prior year and 24.7% over the fourth quarter of 2003.

•	Gross margin in 2004 of 53.8%, compared to 49.8% in the prior year, increased as a result of improved gross margin in the Orthopedic Rehabilitation Division, which was primarily attributable to the addition of the Empi product sales. Gross margin was negatively impacted by a fourth quarter expense of $1.7 million which was principally related to a write off of Encore’s remaining trauma product line inventory. The provision established for the trauma product line inventory was based on Encore’s strategic decision to focus its Surgical Implant Division business on its growing knee, hip and shoulder product lines, along with its spinal product line, which was recently strengthened by its acquisition of the Advanced Spine Products of Osteoimplant Technologies Inc. (“OTI”).

•	Encore’s Surgical Implant Division introduced to the market a new large-head, metal-on-metal hip system in the fourth quarter, representing the fifth new product introduced by this Division in 2004. Encore continues to build a healthy pipeline of innovative, technologically advanced products in both its Surgical Implant and Orthopedic Rehabilitation Divisions.

•	Encore expects its acquisition of OTI will expand Encore’s product line breadth and depth in both the spinal and total joint replacement markets while adding several promising technologies to Encore’s research and development opportunities. With the OTI acquisition, Encore expects to further leverage its existing customer base and expand its penetration of the spine market with a more comprehensive orthopedic product offering.

Encore achieved revenue of $163.5 million in 2004, representing an increase of 51.3% over revenue of $108.1 million in 2003, driven by continued growth in both its Surgical Implant and Orthopedic Rehabilitation Divisions and the impact of the Empi acquisition. Revenue in the fourth quarter of 2004 of $72.6 million represented a 160.5% increase over revenue of $27.9 million in the same period last year. Surgical Implant Division revenue of $11.5 million in the fourth quarter of 2004 increased 24.7% over revenue of $9.3 million in the same period last year, driven by continued growth in Encore’s knee, hip and shoulder product lines. Orthopedic Rehabilitation Division revenue of $61.1 million in the fourth quarter of 2004 increased significantly over revenue of $18.6 million in the fourth quarter of 2003, driven by the impact of revenues associated with the Empi acquisition and continued strength in its electrotherapy and dysphagia product lines.

Kenneth W. Davidson, Encore’s Chief Executive Officer, said, “ We are pleased with the results of our initial quarter of combined operations with Empi. Excluding the impact of some specific fourth quarter charges, we met our financial goals, and we continue to make progress integrating Empi into Encore. In addition, our recently announced OTI acquisition should provide our rapidly growing Surgical Implant Division with strengthened spine and total joint replacement product lines and enhanced new product development opportunities.”

Encore achieved gross margin for the full year and fourth quarter of 2004 of 53.8% and 56.5%, respectively, compared to 49.8% and 50.7%, respectively, in the comparable prior year periods. Gross margin for both the year and the fourth quarter of 2004 was negatively impacted by the additional inventory obsolescence provision in the Surgical Implant Division of approximately $1.7 million which was principally related to the write off of its remaining trauma product line inventory. Surgical Implant Division gross margin of 68.8% in 2004 and 60.8% in the fourth quarter of 2004 included the impact of the approximately $1.7 million of expense described above and compared to gross margin of 70.0% in 2003 and 69.9% in the fourth quarter of 2003. Orthopedic Rehabilitation Division gross margin increased to 48.3% in 2004 from 39.9% in 2003, driven by continued growth in its higher margin electrotherapy and dysphagia product lines and the impact of revenue from sales of Empi product lines beginning in the fourth quarter. Due to these factors, in the fourth quarter of 2004 the Orthopedic Rehabilitation Division achieved gross margin of 55.7% compared to 41.2% in the fourth quarter of 2003.

In 2004, Encore achieved income from operations of $15.7 million, representing a significant improvement over income from operations of $9.2 million in 2003, primarily due to continued growth in both its Surgical Implant Division and its Orthopedic Rehabilitation Division, which also benefited from the impact of the Empi acquisition. Due to these factors, income from operations in the fourth quarter of 2004 increased to $8.4 million compared to income from operations of $2.7 million in the fourth quarter of 2003. Both full year and fourth quarter 2004 income from operations were negatively impacted by approximately $1.7 million of additional Surgical Implant Division inventory obsolescence expense relating principally to the write off of its trauma product line inventory.

Encore recorded interest expense of $7.1 million in 2004 compared to interest expense of $5.3 million in 2003. In the fourth quarter of 2004, Encore recorded interest expense of $6.6 million compared to interest expense of $170,000 in the fourth quarter of 2003. Factors impacting the full year and fourth quarter interest expense comparison included over $0.5 million of fourth quarter 2004 amortization of deferred financing fees associated with the Empi acquisition, borrowings of $313.9 million on October 4, 2004 related to the financing of the Empi acquisition and the repayment of substantially all of Encore’s then outstanding long-term indebtedness in the third quarter of 2003 using net proceeds from a public offering of Encore common stock.

Encore’s net income of $5.5 million, or $0.12 of diluted earnings per share, in 2004 compared to a net loss of $0.12 per share in 2003. Items impacting Encore’s 2004 net income include expenses recognized in the third quarter of $380,000 relating to a proposed acquisition which was terminated and $750,000 related to the settlement of patent litigation and payment of related past royalties, along with the $1.7 million inventory obsolescence expense discussed above. Items impacting 2003 net income included $7.7 million of prepayment penalties and unamortized warrant and debt issue costs resulting from the early extinguishment of debt in the third quarter of 2003 utilizing the proceeds of a public offering of Encore common stock, and the offsetting $2.1 million income tax benefit. Encore’s fourth quarter 2004 net income was $1.0 million, or $0.02 per share compared to net income of $2.0 million, or $0.05 per share in the fourth quarter of 2003. Items impacting net income in the fourth quarter of 2004 included the expense items mentioned previously.

Davidson continued, “We expect 2005 to be an exciting and challenging year as we continue our integration efforts with respect to the Empi acquisition and capitalize on the strategic opportunities in our Surgical Implant Division presented by our recent acquisition of OTI. Our primary goal in 2005 remains to identify and implement strategies and initiatives to achieve incremental revenue opportunities and cost savings associated with combining Empi’s operations into Encore so that we are well positioned to benefit fully from our opportunities in 2006 and beyond.”

Encore’s management will host a conference call at 10:00 a.m. Eastern Time, Monday, February 28, 2005, to discuss its fourth quarter and year end results. Interested parties may participate by linking to the web cast at: www.encoremed.com. Please login at least 15 minutes before the call to register, download and install any necessary audio software.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Based in Austin, Texas, Encore’s products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries; and Encore’s non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. Through the company’s Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit www.encoremed.com.

Contact:	William W. Burke, Executive Vice President – Chief Financial Officer
(512) 832-9500
Bill_Burke@encoremed.com
Media:	Davis Henley, Vice President – Business Development

(512) 832-9500
Davis_Henley@encoremed.com

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for the Company’s products, the ability to continue to obtain long-term financing, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore Medical Corporation
Financial Highlights
For the Quarter and year Ended december 31, 2004
	(in thousands, except per share data)

(Unaudited)
Quarter Ended									Year Ended

		12/31/04			12/31/03			12/31/04			12/31/03

	$		%	$		%	$		%	$		%
Sales		$72,639	100.0%		$27,886	100.0%		$163,538	100.0%		$108,059	100.0%
Cost of goods sold		31,614	43.5%		13,735	49.3%		75,606	46.2%		54,287	50.2%

Gross margin		41,025	56.5%		14,151	50.7%		87,932	53.8%		53,772	49.8%
Operating expenses
Selling, general and administrative		30,191	41.6%		10,234	36.7%		64,818	39.6%		39,535	36.6%
Research and development		2,427	3.3%		1,212	4.4%		7,417	4.6%		5,022	4.6%

Operating income		8,407	11.6%		2,705	9.7%		15,697	9.6%		9,215	8.6%
Interest income		36	0.0%		62	0.2%		429	0.2%		142	0.1%
Interest expense		(6,553)	(9.0%)		(170)	(0.6%)		(7,089)	(4.3%)		(5,305)	(4.9%)
Early extinguishment of debt		—	—		—	—		—	—		(7,674)	(7.1%)
Other income, net		136	0.2%		103	0.4%		115	0.1%		139	0.1%

Income (loss) before income taxes		2,026	2.8%		2,700	9.7%		9,152	5.6%		(3,483)	(3.2%)
Provision (benefit) for income taxes		897	1.3%		713	2.6%		3,529	2.2%		(966)	(0.9%)
Minority interest		95	0.1%		—	—		95	0.0%		—	—

Net income (loss)		$1,034	1.4%		$1,987	7.1%		$5,528	3.4%		$(2,517)	(2.3%)

Basic earnings (loss) per common share		$0.02			$0.05			$0.12			$(0.12)

Diluted earnings (loss) per common share		$0.02			$0.05			$0.12			$(0.12)

Basic weighted average number of shares outstanding
		51,140			37,198			44,936			20,848

Diluted weighted average number of shares outstanding
		52,179			40,539			46,281			20,848